                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

   PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                      1934
                                (AMENDMENT NO. )

Filed by the Registrant /_/

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     /_/  Preliminary Proxy Statement

     /_/  Confidential,  for Use of the  Commission  Only (as  permitted by Rule
          14a-6(e)(2))

     /_/  Definitive Proxy Statement

     /_/  Definitive Additional Materials

     /X/  Soliciting Material Under Rule 14a-12

                             THE TOPPS COMPANY, INC.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                      CRESCENDO PARTNERS II L.P., SERIES Y
                          CRESCENDO INVESTMENTS II, LLC
                             CRESCENDO ADVISORS LLC
                                 ERIC ROSENFELD
                                  ARNAUD AJDLER
 -------------------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     /_/  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

 -------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

 -------------------------------------------------------------------------------

     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

 -------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

 -------------------------------------------------------------------------------

     (5)  Total fee paid:

 -------------------------------------------------------------------------------

     /_/  Fee paid previously with preliminary materials:

 -------------------------------------------------------------------------------

     /_/  Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

 -------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

 -------------------------------------------------------------------------------

     (3)  Filing Party:

 -------------------------------------------------------------------------------

     (4)  Date Filed:

                                      -2-

      Crescendo Partners II, L.P., Series Y ("Crescendo  Partners II"), together with the other participants named herein, is filing materials  contained in this
Schedule 14A with the Securities and Exchange  Commission  ("SEC") in connection with the  solicitation  of proxies  against a proposed  merger between The Topps
Company,  Inc. (the "Company") and a buyout group that includes Madison Dearborn
Partners, LLC and an investment firm controlled by Michael Eisner, which will be voted  on  at  a  meeting  of  the  Company's  stockholders  (the  "Stockholders
Meeting").  Crescendo  Partners II has not yet filed a proxy  statement with the
SEC with regard to the Stockholders Meeting.

      Item 1: On March 6, 2007,  Arnaud Ajdler,  a director of the Company and a managing  director of Crescendo  Partners II,  delivered the following letter to the other members of the Company's Board of Directors:

March 6, 2007

BY EMAIL AND FACSIMILE

Board of Directors of The Topps Company, Inc.
c/o Ms. Holly K. Youngwood
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019

Dear Fellow Members of the Board:

I am writing to you to express my thoughts  regarding  the Agreement and Plan of
Merger,  dated March 5, 2007 (the "Merger  Agreement")  that The Topps  Company,
Inc. (the "Company") entered into with certain entities controlled by Michael D.
Eisner and Madison Dearborn Partners (the "Buyers").  I voted against the Merger
Agreement  when it was submitted to a vote of the  Company's  Board of Directors because I believe that the proposed  buyout is not in the best  interests of the
Company's shareholders and does not maximize shareholder value.

The merger consideration,  in my belief, represents a discount to the fair value of the Company and is inadequate.  Furthermore,  I believe that the process that led to the  signing  of the  Merger  Agreement  was  flawed in that the Board of
Directors  did not shop the Company and thus failed to maximize the  competitive dynamics  of a sale  transaction  that would have  garnered  the  highest  price available.  Instead of selling the Company for a premium of approximately 3%(1), the Board could have taken steps similar to those that are likely to be taken by the  private  equity  buyers of the  Company.  As I have  suggested  on numerous occasions,  the Company could return excess cash to  shareholders,  leverage its balance sheet,  strengthen management,  cut costs more aggressively and continue to grow the business for the benefit of the public shareholders.

As directors,  we have fiduciary obligations to the Company and its shareholders to ensure that the Company takes all appropriate  steps to maximize  shareholder

--------
(1) Based on the average closing prices of the last 20 trading days

                                      -3-

value. In accordance with my fiduciary  duties as a director of the Company,  it is incumbent upon me to take any actions that I believe are necessary to prevent the  consummation of a transaction  that does not provide full and fair value to the Company's shareholders.

Since the Board of  Directors  has decided to pursue this  transaction  over the significant  concerns  which I have  continually  and  repeatedly  voiced to the
Board,  I intend to actively  solicit  votes and  campaign  against the proposed transaction. I will do this together with Crescendo Partners II, L.P., Series Y, a large shareholder of the Company of which I am a Managing Director.

                                    Very Truly Yours,

                                    /s/ Arnaud Ajdler
                                    Director

      Item 2: On  March  6,  2007,  the  following  news  story  was  issued  by
Bloomberg:

Topps to Be Bought by Eisner Group for $385.4 Million

By Chris Dolmetsch

March 6 (Bloomberg) -- Topps Co., the maker of baseball trading cards and
Bazooka bubble gum, agreed to be acquired for $385.4 million by private-equity investors including former Walt Disney Co. Chief Executive
Officer Michael Eisner.

Eisner's Tornante Co. and Madison Dearborn Partners LLC will pay $9.75 a share in cash, New York-based Topps said today in a statement.

Eisner may be in for a battle  with  shareholders  over the price,  which is 9.4 percent  above  yesterday's  close.  Three  directors,  also  among the  largest shareholders, opposed the transaction, because it would hand over control of the
69-year- old company just as it begins to generate profit growth.

"The company was in the early innings of improving their operations," said James
Barrett,  an  analyst  at CL King &  Associates  in New  York.  "If they in fact improved their operations,  specifically the confectionary business, the company would have commanded a much higher takeout price than was offered this morning."

Barrett has an "accumulate" rating on Topps shares.

Shares of Topps rose 92 cents,  or 10  percent,  to $9.83 at 1:33 p.m. in Nasdaq
Stock Market  composite  trading,  indicating  investors may be  anticipating  a higher offer.  Earlier, they traded as high as $9.99, the biggest jump in 12 1/2 years. Before today, they had risen 12 percent in the past year.

                                       -4-

Voted Against

Topps was  founded by the  Shorin  brothers  in 1938 as a chewing  gum maker and developed  its  trademark  Bazooka gum after World War II. In 1950,  the company began selling  trading cards,  adding baseball cards in 1951 and introducing the
Bazooka Joe character in 1953.

The company expanded its offering of the cards,  which can be swapped or sold by collectors,  and now sells "Star Wars" and wrestling cards. Some of its baseball cards now fetch thousands of dollars,  with the 1952 Mickey Mantle card its most valuable. Arthur Shorin, whose father and uncles started the business, is CEO of the company and his son-in-law, Scott Silverstein, is president.

Three of the company's 10 directors, Arnaud Ajdler, Timothy Brog and John Jones, voted  against  the  purchase,  according  to a filing with the  Securities  and
Exchange Commission.

Ajdler,  Brog and Jones were  named to the board in July  after they  criticized management  compensation and agitated for changes.  Ajdler said he will campaign against the deal.

"We  think  that the  $9.75 is not a fair  price,"  Ajdler  said in a  telephone interview today. Ajdler's Crescendo Partners II is the company's  second-largest shareholder  with about 6.6 percent of the stock.  "We think the company's worth more. It was a flawed process."

Job Cuts

Eisner had no comment beyond today's statement, spokesman Robert Zimmerman said.
Topps spokeswoman Sharon Stern had no immediate comment.

Eisner, who founded Tornante in 2005 after leaving Disney, and Madison Dearborn, a Chicago-based  private equity firm, are seeking to capitalize on the company's anticipated profit growth.

In January, Topps said it may exceed its fiscal 2007 profit forecast,  buoyed by sales of U.S. sports cards and new candy products. The company cut 17 percent of its workforce six months ago to help boost profit.

Net  income  has  fallen  in each of the past five  years,  and the  company  in
September  2005  ended  an  effort  to sell  the  confectionary  business  after potential buyers didn't show enough interest. The company is debt free.

                                       -5-

Difficulty Competing

It may make more sense for a larger  confectionary  company to buy Topps'  candy business, which includes Bazooka gum, Ring Pops and Push Pops, Bennett said.

"Topps as a standalone  company had  difficulty  competing with the Wrigleys and the Cadburys and Hersheys of the world," Bennett said. "I'm not sure how Michael
Eisner is going to change that,  unless he plans on changing  the  confectionary business and focusing on entertainment."

Eisner,  who turns 65  tomorrow,  stepped  down from  Burbank,  California-based
Disney,  the  second-largest  U.S.  media  company,  in September 2005 after two decades as CEO. He then  founded  Tornante to invest in media and  entertainment companies.

Topps would be his firm's biggest investment. Tornante, along with Spark Capital and Time Warner Inc., invested $12.5 million in closely held Internet television
company  Veoh  Networks  Inc.  in  April,   and  Tornante   acquired  Team  Baby
Entertainment, which makes college sports DVDs for children, in June.

Lehman  Brothers  Holdings  Inc.  advised  Topps and Willkie Farr & Gallagher LP acted as legal  adviser.  Deutsche  Bank was the  financial  adviser for Madison
Dearborn  and  Tornante.  Hastings,  Janofsky & Walker LLP was legal  adviser to
Madison Dearborn and Munger, Tolles & Olson LLP advised Tornante.

      Item 3: On  March  6,  2007,  the  following  news  story  was  issued  by
Market-Day:

Bazooka gum maker in sticky takeover

Posted on March 6, 2007

from Staff Reports

Baseball card and Bazooka bubble-gum maker Topps Co. said Tuesday it accepted a $385.4 million takeover offer from a U.S. buyout group.

But the takeover by Tornante Co. and Madison Dearborn Partners,  owned by former
Walt Disney Co. Chief Executive Michael Eisner, drew quick resistance from board member and major shareholder Arnaud Ajdler.

Ajdler,  managing  partner of investment firm Crescendo  Partners II, which owns
6.6  percent  of  Topps,  said  Eisner's  offer  undervalued  the  company.  The negotiations also did not go through proper channels, Ajdler said.

Ajdler voted  against the deal but the Topps board  approved it and said Tuesday it would recommend Topps stockholders adopt it.

Eisner's  $9.75-a-share  offer represents a 9.4 percent premium over the stock's
$8.91  Monday  closing  price  and is less  than the  stock's  nearly  $10 price
Tuesday.

The company said the takeover could close by September.

Topps,  founded in 1938, makes sports trading cards, bubble gum and Ring Pop and
Push Pop lollipop brands.

                                       -6-

                  CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

      Crescendo Partners II, L.P., Series Y ("Crescendo  Partners II"), together with the other participants  named herein,  intends to make a preliminary filing with the Securities and Exchange  Commission ("SEC") of a proxy statement and an accompanying  proxy  card to be used to  solicit  votes in  connection  with the solicitation  of proxies  against a proposed  merger  between The Topps Company,
Inc. (the "Company") and a buyout group that includes Madison Dearborn Partners,
LLC and an investment firm controlled by Michael Eisner,  which will be voted on at a meeting of the Company's stockholders.

      CRESCENDO  PARTNERS II ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE
PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE  BECAUSE THEY
WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO
CHARGE  ON  THE  SEC'S  WEB  SITE  AT   HTTP://WWW.SEC.GOV.   IN  ADDITION,  THE
PARTICIPANTS  IN THE  PROXY  SOLICITATION  WILL  PROVIDE  COPIES  OF  THE  PROXY
STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO
THE  PARTICIPANTS'  PROXY  SOLICITOR,  D.F.  KING & CO.,  INC., BY CALLING (800)
628-8532.

      The  participants  in the proxy  solicitation  are Crescendo  Partners II,
L.P.,  Series Y, a  Delaware  limited  partnership  ("Crescendo  Partners  II"),
Crescendo  Investments II, LLC, a Delaware limited liability company ("Crescendo
Investments II"),  Crescendo  Advisors LLC, a Delaware limited liability company
("Crescendo Advisors"), Eric Rosenfeld and Arnaud Ajdler (the "Participants").

      Crescendo  Partners II beneficially  owns 2,547,700 shares of Common Stock of the  Company.  As the general  partner of Crescendo  Partners  II,  Crescendo
Investments  II may be deemed to  beneficially  own the 2,547,700  shares of the
Company   beneficially  owned  by  Crescendo  Partners  II.  Crescendo  Advisors beneficially  owns 100 shares of the Company.  Eric  Rosenfeld  may be deemed to beneficially own 2,547,900 shares of the Company,  consisting of 100 shares held

                                      -7-

by Eric Rosenfeld and Lisa Rosenfeld JTWROS,  2,547,700 shares Mr. Rosenfeld may be deemed to  beneficially  own by virtue of his position as managing  member of
Crescendo  Investments  II  and  100  shares  Mr.  Rosenfeld  may be  deemed  to beneficially  own by virtue of his  position  as  managing  member of  Crescendo
Advisors.

      Mr. Ajdler beneficially owns 2,301 shares of the Company.

                                      -8-